Exhibit 99.1

News Release

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2018

Q1 Initiatives Open Significant Additional Market Opportunities

BEVERLY, Mass. — May 2, 2018—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the first quarter ended March 31, 2018.

The Company reported first quarter revenue of $122.2 million, compared to $116.4 million for the fourth quarter of 2017. Operating profit for the quarter was $18.5 million, compared to $10.8 million for the fourth quarter. Net income for the quarter was $13.9 million, or $0.41 per diluted share, compared to net income for the fourth quarter of 2017 of $91.7 million, or $2.68 per diluted share. First quarter net income is after a non-cash tax expense of $0.10 per share. Fourth quarter net income was increased by a tax benefit of $81.6 million due principally to the release of a tax valuation allowance and related impacts. Cash, cash equivalents and restricted cash were $148.5 million at March 31, 2018, compared to $140.9 million on December 31, 2017.

President and CEO Mary Puma commented, “During the quarter, we entered into a strategic agreement for distribution and support with SCREEN Semiconductor Solutions to bring the Purion platform to the Japanese market. In addition, we shipped our first Purion H to a new foundry logic customer for use in their most advanced logic process. The Japanese market combined with the advanced logic market provides Axcelis access to an additional $300 million in potential revenue opportunity. We are very pleased with our first quarter results. Demand for the Purion platform was strong across all industry segments, allowing us to capitalize on a broad and diverse customer base.”

Business Outlook

For the second quarter ending June 30, 2018, Axcelis expects revenues of between $114 and $118 million. Gross margin in the second quarter is expected to be around 38%. Second quarter operating profit is forecasted to be approximately $15.5-16.5 million. Earnings per share is expected to be between $0.34 and $0.36, which is after an expected non-cash tax expense of $0.10 per share.

First Quarter 2018 Conference Call

The Company will host a conference call today at 5:00 pm ET to discuss the Company’s results for the first quarter. The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis’ website at www.axcelis.com, or by dialing 866.588.8911 (707.294.1561 outside North America).  Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and pass code: 7599288. Webcast replays will be available for 30 days following the call.

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the Private Securities Litigation Reform Act safe harbor provisions. These statements, which include our expectations for spending in our industry and guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are outside the control of the Company, including that customer decisions to place orders or our product shipments may not occur when we expect, that orders may not be converted to revenue in any particular quarter, or at all, whether demand will continue for the semiconductor equipment we produce or, if not, whether we can successfully meet changing market requirements, and whether we will be able to maintain continuity of business relationships with and purchases by major customers. Increased competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and instability caused by changing global economic, political or financial conditions could also could cause actual results to differ materially from those in our forward-looking statements. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 40 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	March 31,
	2018	2017
Revenue:
Product	$116,022	$81,978
Services	6,163	4,915
Total revenue	122,185	86,893
Cost of revenue:
Product	68,374	46,797
Services	6,655	5,382
Total cost of revenue	75,029	52,179
Gross profit	47,156	34,714
Operating expenses:
Research and development	12,233	9,895
Sales and marketing	8,411	7,049
General and administrative	8,010	7,057
Total operating expenses	28,654	24,001
Income from operations	18,502	10,713
Other (expense) income:
Interest income	410	69
Interest expense	(1,337)	(1,111)
Other, net	(102)	(154)
Total other expense	(1,029)	(1,196)
Income before income taxes	17,473	9,517
Income tax provision	3,558	11
Net income	$13,915	$9,506
Net income per share:
Basic	$0.43	$0.32
Diluted	$0.41	$0.29
Shares used in computing net income per share:
Basic weighted average common shares	32,094	29,772
Diluted weighted average common shares	34,123	32,255

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	March 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$140,957	$133,407
Short-term restricted cash	770	750
Accounts receivable, net	75,588	75,302
Inventories, net	135,005	120,544
Prepaid expenses and other current assets	9,277	9,772
Total current assets	361,597	339,775
Property, plant and equipment, net	36,203	36,168
Long-term restricted cash	6,744	6,723
Deferred income taxes	80,697	83,148
Other assets	19,903	22,404
Total assets	$505,144	$488,218
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$43,438	$32,642
Accrued compensation	7,685	20,955
Warranty	4,583	4,112
Income taxes	389	273
Deferred revenue	15,507	16,181
Other current liabilities	5,482	5,124
Total current liabilities	77,084	79,287
Sale leaseback obligation	47,724	47,714
Long-term deferred revenue	3,015	1,964
Other long-term liabilities	5,794	5,643
Total liabilities	133,617	134,608
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value, 75,000 shares authorized; 32,142 shares issued and outstanding at March 31, 2018; 32,048 shares issued and outstanding at December 31, 2017	32	32
Additional paid-in capital	557,498	556,147
Accumulated deficit	(189,230)	(204,745)
Accumulated other comprehensive income	3,227	2,176
Total stockholders’ equity	371,527	353,610
Total liabilities and stockholders’ equity	$505,144	$488,218